Stratford Acquisition Corp.


Canadian Office                                                Corporate Office
2525 Tedlo Street, Unit B                            67 Wall Street, Suite 2001
Mississauga, ON  L5A 4A5                                    New York, NY  10005
Tel: (905) 566-0716                                         Tel: (212) 825-9292
Fax: (905) 566-0844                                         Fax: (212) 825-0354




STRATFORD ACQUISITION CORPORATION               For Further Information Contact:
67 Wall Street, Suite 2411                      Daniel W. Dowe
New York, New York 10005                        President
                                                212-825-9292


For Immediate Release

March 24, 1999


Stratford   Acquisition   Corporation  Announces  the  Purchase  of  the  Allied
Compositions /Por-Rok Business of The Sherwin-Williams Company

New York, NY, March 24, 1999 - Novex Systems International, Inc., a wholly-owned subsidiary of Stratford Acquisition Corporation (Nasdaq OTC:HARD) announced today that it has entered into a definitive agreement to buy the New Jersey based Allied Compositions/Por-Rok business of The Sherwin-Williams Company subject to the satisfaction of certain conditions. The companies expect the transaction to close in late Spring.

Por-Rok is the brand name for the line of grout and concrete repair products that are being purchased by Novex Systems. Novex Systems currently manufactures and markets cement-enhancing admixtures and a line of high-end concrete repair products that will be expanded by Por-Rok's grouting products. Novex Systems intends to shift the manufacturing of all its concrete repair products to Por-Rok's Clifton, New Jersey facility, but will continue to utilize its Toronto-based plant to manufacture concrete reinforcing fibers and distribute the company's products throughout Canada.

The Sherwin-Williams Company (NYSE:SHW) is North America's largest manufacturer, marketer and retailer of paints and other coatings.